Exhibit (e)
DIAMOND PORTFOLIO INVESTMENT
TRUST
DISTRIBUTION SERVICES
AGREEMENT

FIRST DOMINION CAPITAL CORPORATION
DISTRIBUTION AGREEMENT
     AGREEMENT made as of the 10th day of December, 2007, between Diamond Portfolio Investment Trust, a statutory trust duly organized and existing under the laws of the State of Delaware (the “Trust”) and First Dominion Capital Corporation (“FDCC”), a corporation duly organized and existing under the laws of the Commonwealth of Virginia (the “Distributor”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is authorized (i) to issue shares in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide such shares into one or more classes (the “Shares”); and
     WHEREAS, the Trust wishes to employ the services of the Distributor with respect to the distribution of the Shares of each portfolio series thereof identified from time to time on Schedule A hereto (each such portfolio series being referred to herein as a “Fund”) as such Schedule may be amended from time to time; and
     WHEREAS, the Distributor wishes to provide distribution services to the Trust with respect to the Shares.
     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:
1.	SALE OF SHARES BY THE DISTRIBUTOR. The Trust grants to the Distributor the right to sell Shares during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the following terms and conditions: the Distributor (i) shall have the right to sell, as agent and on behalf of the Trust, Shares authorized for issue and registered under the 1933 Act; and (ii) may sell such Shares only in compliance with the terms set forth in the Trust’s currently effective registration statement, as may be in effect from time to time, and any further limitations the Board of Trustees of the Trust (the “Board”) may impose. The Distributor may also enter into dealer or similar agreements with qualified intermediaries it may select for the performance of distribution and shareholder Services. The Distributor may also enter into agreements with intermediaries and other qualified entities to perform recordkeeping, shareholder servicing and sub-accounting services. In making such arrangements, the Distributor shall act only as principal and not as agent for the Trust. No such intermediary is authorized to act as agent for the Trust in connection with the offering or sale of shares to the public or otherwise, except for the limited purpose of determining the time as of which orders for the purchases, sales and exchanges of shares are deemed to have been received.

2.	SALE OF SHARES BY THE TRUST. The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell its shares to investors on applications received and accepted by the Trust. Any purchase or sale shall be conclusively presumed to have been accepted by the Trust if the Trust fails to notify the Distributor of the rejection of such offer or sale prior to the computation of the net asset value of the Fund’s shares next following receipt by the Trust (or its agent) of notice of such offer or sale. The Trust also reserves the right to issue Shares in connection with (i) the merger or consolidation of the assets of, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust or personal holding company; (ii) a pro rata distribution directly to the holders of Shares in the nature of a
Distribution Services Agreement

stock dividend or split-up; and (iii) as otherwise may be provided in the then current registration statement of the Trust.

3.	SOLICITATION OF SALES. In consideration of the rights granted to the Distributor under this Agreement, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Trust. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The Distributor will not directly or indirectly direct remuneration from commissions paid by the Trust for portfolio securities transactions to a broker or dealer for promoting or selling fund shares.

4.	SHARES COVERED BY THIS AGREEMENT. This Agreement shall apply to unissued Shares, Shares held in its treasury in the event that in the discretion of the Trust treasury Shares shall be sold, and Shares repurchased for resale.

5.	REPURCHASE OF SHARES BY THE TRUST. The Distributor, as agent of and for the account of the Trust, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Trust’s currently effective registration statement.

6.	PUBLIC OFFERING PRICE. Except as otherwise noted in the Trust’s current prospectus (the “Prospectus”) or Statement of Additional Information (the “SAI”), all Shares sold by the Distributor or the Trust will be sold at the public offering price plus any applicable sales charge described therein. The public offering price for all accepted subscriptions will be the net asset value per Share, determined in the manner described in the Trust’s then current Prospectus and SAI with respect to the applicable Fund. The Trust shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall be entitled to retain the applicable sales charges, if any, subject to any reallowance obligations of the Distributor as set forth in any selling agreements with selected dealers and others for the sale of Shares and/or as set forth in the Prospectus and/or SAI of the Trust with respect to Shares, in accordance with Section 22 of the 1940 Act and rules thereunder.

7.	SUSPENSION OF SALES. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor, except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales of Shares and the Distributor’s authority to process orders for Shares if, in the judgment of the Trust, it is in the best interest of the Trust to do so. Suspension will continue for such period as may be determined by the Trust. Such a suspension of sales shall not effect a termination of this Agreement.

8.	AUTHORIZED REPRESENTATIONS. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate registration statement, Prospectuses or SAIs filed with the Securities and Exchange Commission under the 1933 Act (as those registration statements, Prospectuses and SAIs may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate. Distributor will furnish or cause to be furnished copies of such sales literature or other material to the Trust. Distributor agrees to take appropriate action to cease using such sales literature or other material to which the Trust objects as promptly as practicable after receipt of the objection. Distributor further agrees that, in connection with the offer and sale of Shares, Distributor shall comply with all applicable
Distribution Services Agreement

securities laws of the United States and each state thereof in which Shares are offered and/or sold (including without limitation, the maintenance of effective federal and state broker-dealer registrations, as required) and the rules and regulations of the FINRA.

9.	REGISTRATION OF SHARES. The Trust agrees that it will use its best efforts to register the Shares under the Blue Sky laws of any state as well as under the 1933 Act (subject to the necessary approval, if any, of its shareholders) and to qualify and maintain the registration and qualification of an appropriate number of shares under the 1933 Act so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. Distributor shall furnish such information and other materials relating to its affairs and activities as shall be required by the Trust in connection with such registration and qualification. The Distributor agrees that it will not offer or sell Shares in any jurisdiction unless the offer or sale of Shares has been so qualified or registered or is otherwise exempt from such registration or qualification. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each series of the Trust.

10.	EXPENSES AND COMPENSATION.
(a)	The Trust will pay all of its own expenses, except as expressly provided herein or in any other agreements which the Trust may have with the Distributor or any other person.

(b)	The Distributor will pay all fees and expenses in connection with (i) the printing and distributing Prospectuses and SAIs to prospective shareholders and the costs of preparing, printing and distributing such other sales literature, reports, forms and advertisements in connection with the sale of Shares to persons other than current shareholders and state and federal regulatory agencies; (ii) preparing, printing and distributing all other sales literature used by the Distributor or by dealers (including copies of Trust reports to shareholders or state and federal regulatory agencies, other than those sent to shareholders or state and federal regulatory agencies, which the Trust may permit to be used as sales literature) in connection with the offering of Shares for sale to the public; and (iii) advertising in connection with the offering of Shares for sale to the public.

(c)	Revenue Sharing. The investment adviser to the Fund may make payments to the Distributor with respect to any expenses incurred in the distribution of shares by the Trust, and such payments will be payable from the past profits or other resources of the investment adviser including advisory fees paid to it by the Trust. Such payments by the investment adviser to the Distributor shall not constitute obligations of the Trust. The investment adviser shall advise the Trust from time to time of any such payments.
11.	INDEMNIFICATION.
(a)	The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon: (i) any violation of the Trust’s representations or covenants herein contained; (ii) any wrongful act of the Trust or any of its representatives (other than the Distributor or any of its employees or representatives (regardless of the capacity in which such employee or representative is acting) or any other person for whose acts
Distribution Services Agreement

the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales are made pursuant to an agreement with the Distributor)); or (iii) any untrue statement of a material fact contained in a registration statement, Prospectus, SAI or shareholder reports or other information filed or made public by the Trust (as from time to time amended) of any Fund or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (x) is the indemnity by the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to the extent the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement, or (y) is the Trust to be liable under its indemnity agreements contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person or after the Distributor or such person shall have received notice of service on any designated agent. However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought other than on account of its indemnity agreement contained in this paragraph 10(a).
The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares

(b)	The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon: (i) any violation of the Distributor’s representations or covenants herein contained; (ii) any wrongful act of the Distributor or any of its employees or representatives or any other person for whose acts the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales are made pursuant to an agreement with the Distributor); or (iii) any untrue statement of a material fact contained in a registration statement, Prospectus, SAI or shareholder reports or other information filed or made public by the Trust (as from time to time amended) or any omission to state a material fact required to be stated
Distribution Services Agreement

therein or necessary in order to make the statements therein not misleading, but only if the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (x) is the indemnity by the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to the Distributor or its security holders to the extent the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement, or (y) is the Distributor to be liable under its indemnity agreements contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person or after the Trust or such person shall have received notice of service on any designated agent. However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom such action is brought other than on account of its indemnity agreement contained in this paragraph 10(b).
The Distributor shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, or person or persons, defendant or defendants in the suit. In the event the Distributor elects to assume the defense of any suit and retain counsel, the Trust, officers or Trustees or controlling person(s) or defendant(s) in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, officers or Trustees or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Shares.

(c)	The indemnification obligations of the parties in this Paragraph 11 shall survive the termination of this Agreement.
12.	CODE OF ETHICS. The Distributor has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of such code of ethics and all subsequent modifications, together with evidence of its adoption. At least annually, the Distributor will provide the Trust with a report which summarizes existing procedures for compliance with the code and any changes in the procedures made during the past year and identifies any recommended changes in existing restrictions or procedures based upon experience with the code, evolving industry practice, or developments in applicable laws or regulations, and must certify that the distributor has adopted procedures reasonably necessary to prevent “Access Persons” as defined in the code and Rule 17j-1 from violating the code.

13.	RECORD RETENTION; CONFIDENTIALITY.
(a)	The Distributor shall keep and maintain on behalf of the Trust all books and records which the Trust and the Distributor is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in
Distribution Services Agreement

connection with the services to be provided hereunder. The Distributor further agrees that all such books and records shall be the property of the Trust and to make orginials or copies of such books and records available for inspection by the Trust or by the Securities Exchange Commission at reasonable times.
(b)	The Distributor agrees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except when requested by the Trust or when requested to divulge such information by duly constituted authorities, after prior notification to and approval by the Trust. Such approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply.

(c) Upon termination of this Agreement, the Distributor shall return to the Trust all copies of confidential information received from the Trust hereunder, other than materials or information required or permitted to be retained by such party under applicable laws or regulations. Each party hereby agrees to properly dispose of any “consumer report information,” as such term is defined in Regulation S-P. To the extent FDCC is required by applicable laws or regulations to maintain originals or copies of any record relating to the business of the Trust, FDCC (at the expense of the Trust) shall provide the Trust with a list of such materials, and with copies of such materials unless required by law to refrain from providing such copies. If FDCC wishes to retain a copy of any record relating to the business of the Trust that is not required by law or regulation to be so maintained, it shall identify to the Trust the information to be retained, and shall deliver to the Trust a certification that such information will not be released or used for any purpose other than to comply with legal process, or to establish a defense in any matter to which the information relates.
14.	TERMINATION.
(a)	This Agreement shall become effective as follows: (i) with respect to the Shares of each Fund identified on Schedule A hereto as of the date hereof, and (ii) with respect to the Shares of any Fund added to Schedule A hereto, subsequent hereto, as of the date Schedule A is amended to add such Fund. Unless terminated as provided herein, the Agreement shall continue in force for one (1) year from the date of its execution and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the Board, or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust and who are not parties to this Agreement or interested persons of any such party to this Agreement, cast in person at a meeting called for the purpose of voting on the approval.

(b)	This Agreement shall automatically terminate in the event of its assignment. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty with respect to any Fund or class of Shares thereof by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, or by vote of a majority of the outstanding voting securities of the Trust, on sixty (60) days’ prior written notice by the Trust. This Agreement may be terminated by the Distributor on sixty (60) days’ prior written notice to the Trust. As used in this Paragraph 14, the terms “vote of a majority of the
Distribution Services Agreement

outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended.
15.	AMENDMENTS. This Agreement may be amended from time to time by a writing executed by the Trust and the Distributor.

16.	NOTICE. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address. Notices to the Trust shall be directed to 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235, Attention: Mr. John Pasco, III, with a copy to 10940 Wilshire Blvd., Suite 600, Los Angeles, California 90024, Attention: Mr. Tom Weary; and notices to the Distributor shall be directed to: 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235, Attention: Mr. John Pasco, III.

17.	SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

18.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws provision thereof.

19.	LIMITATION OF LIABILITY. The Distributor hereby acknowledges that the Funds’ obligations hereunder with respect to the Shares are binding only on the assets and property belonging to the Funds. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Funds personally, but shall bind only the property of the Funds. The execution and delivery of this agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Funds’ property.

20.	AML AND PRIVACY. The Distributor represents that it is in compliance in all material respects, and will continue to so comply, with all applicable laws and regulations relating to guarding against terrorism and money laundering, and the Distributor agrees to comply with the Trust’s anti-money laundering program to the extent applicable. It is acknowledged and agreed that other service providers to the Trust perform anti-money laundering services and reviews for the Trust, and that the Distributor receives little, if any, information concerning Fund shareholders. The Distributor also agrees to comply with the Trust’s privacy policies with respect to all information obtained pursuant to this Agreement.

21.	MARKET TIMING. From time to time, the Trust may implement policies, procedures or charges in an effort to avoid the potential adverse affects on the Funds of short-term trading by market timers. The Distributor agrees to cooperate in good faith with the Trust in the implementation of (i) any such policies, procedures or charges, and (ii) the imposition and payment over to the Trust of redemption fees specified in the Trust’s Prospectus and SAI. The Distributor agrees, as required by applicable law, to make reasonable efforts to obtain the complete assistance of intermediaries in complying with the Trust’s frequent trading and other policies set forth in the Trust’s Prospectus and SAI or take alternative actions reasonably designed to achieve compliance with these policies.
Distribution Services Agreement

22.	SALES CHARGE BREAKPOINTS. The Distributor acknowledges that shares of any Fund may be divided into separate classes, as described in the applicable Fund’s Prospectus and SAI, and may have sales charges or discounts or waivers for certain categories of investors.

23.	EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.	HEADINGS; SYNTAX. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

25.	WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

26.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

27.	CONSEQUENTIAL DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other party for incidental, consequential, exemplary, special or indirect losses or damages under any provision of this Agreement, whether or not the likelihood of such losses or damages was known by either party.

28.	REPRESENTATION OF THE PARTIES.
(a)	The Trust represents and warrants that: (i) as of the date of the execution of this Agreement, each Fund that is in existence as of such date has an unlimited number of authorized shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)	The Distributor represents and warrants that: (1) the various procedures and systems which the Distributor has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Trust and the Distributor’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; (2) this Agreement has been duly authorized by the Distributor and, when executed and delivered by the Distributor, will constitute a legal, valid and binding
Distribution Services Agreement

obligation of the Distributor, enforceable against the Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) the Distributor is duly registered with the Securities Exchange Commission as a broker-dealer and is a member of the FINRA, and such registration and membership will remain in full force and effect for the duration of this Agreement; and (4) the Distributor has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement. The Distributor further represents that it will inform the Trust immediately in the event there is a material adverse change in its financial condition or as soon as practicable in anticipation of any change in “control” of the Distributor, as that term is defined by the Act.
29.	INSURANCE. The Distributor shall furnish the Trust with pertinent information concerning the liability coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. The Distributor shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. The Distributor shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust at any time when a material amount of coverage is subject to other claims as may be appropriate of the total outstanding claims made by the Distributor under its insurance coverage. For purposes of the foregoing sentence, the amount of coverage subject to other claims shall be considered material if such claims amount to fifty percent (50%) or more of the liability insurance coverage maintained by the Distributor. Notwithstanding the foregoing, the Distributor shall be responsible for notifying the Trust of any claims to the extent such other claims may otherwise be considered material.
Distribution Services Agreement

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DIAMOND PORTFOLIO INVESTMENT TRUST
By:	/s/ Tom Weary
Tom Weary
Chairman

FIRST DOMINION CAPITAL CORP.
By:	/s/ John Pasco, III
John Pasco, III
President

Distribution Services Agreement

Schedule A
to the
Administration Agreement
between
Diamond Portfolio Investment Trust (the “Trust”)
and
First Dominion Capital Corporation (“FDCC”)
Dated as of December 10, 2007
LIST OF FUNDS
Funds
Diamond Portfolio Large Cap Quality Growth Fund